StarFunds                                                           mcp120196
                                                      Exhibit 18 under Form N-1A
                                              Exhibit 99 under Item 601/Reg. S-K



                                   STAR FUNDS
                    AMENDED AND RESTATED MULTIPLE CLASS PLAN

         This Amended and Restated Multiple Class Plan ("Plan") is adopted by STAR FUNDS (the "Trust"), a Massachusetts Business Trust with respect to the classes of shares ("Classes") of the portfolios of the Trust (the "Funds") set forth in the exhibits hereto.

         Purpose

1. This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Rule"), so as to allow the Trust to issue more than one class of shares of any or all of the Funds ("Covered Classes") in reliance on the rule and to make payments as contemplated herein.

2.       Separate Arrangements/Class Differences

         a. Designation of Classes: The Funds set forth on Exhibit A offer two classes of shares: Investment Shares and Trust Shares.

         b. Sales Load and Expenses: Purchases of Investment Shares of Funds whose net asset value fluctuates are subject to a sales load as described in the Prospectus. Purchases of Investment Shares of money market funds, and purchases of Trust Shares, are not subject to a sales load. The only expenses allocated to Investment Shares as a class are the expenses incurred under the applicable distribution plan adopted pursuant to Rule 12b-1.

         c. Distribution of Shares: Investment Shares are sold primarily to individuals who purchase shares through Star Bank, N.A. and MDS
         Securities.  Quantity  discounts,   accumulated  purchases,  concurrent
         purchases, purchases in conjunction with a letter of intent, reinstatement privileges, systematic withdrawal and purchases at net asset value as they relate to Investment Shares of Funds whose net asset value fluctuates, are as described in the applicable prospectus. Trust Shares are offered primarily to trusts, fiduciaries and other institutions through Star Bank, N.A.

         d. Minimum Investment Amounts: The minimum initial investment in the Funds is $1,000 ($25 for Star Bank Connections Group banking customers and Star Bank employees and members of their immediate family). For Trust Shares, the minimum investment will be calculated by combining all mutual fund accounts which the shareholder maintains with Star Bank and invests with Star Funds.

         e. Voting Rights: Shareholders of each class are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held. Shareholders of the Trust will vote in the aggregate and not by Fund or class except (i) as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or class, and (ii) only holders of Investment Shares will be entitled to vote on matters submitted to shareholder vote with respect to the Rule 12b-1 Plan applicable to such class.

3.       Expense allocations

         The expenses incurred pursuant to the Rule 12b-1 Plan will be borne solely by the Investment Shares class of the applicable Fund, and constitute the only expenses allocated to one class and not the other.

4.       Exchange Features

         Holders of any Star money market fund may exchange such shares for shares of any other Star money market fund, at net asset value. Holders of shares of any Star non-money market fund which imposes a contingent deferred sales charge may exchange such shares for shares of any other Star non-money market fund which imposes a contingent deferred sales charge, at net asset value. Holders of any shares of Star non-money market fund which imposes a front-end sales charge may exchange such shares for shares of any other Star non-money market fund which imposes a front-end sales charge, at net asset value plus the difference (if any) between the sales charge already paid on the shares of the Fund which are being exchange out of, and any sales charge imposed by the fund which is being exchanged into. In all cases, shareholders will be required to pay a sales charge only once.

         Effectiveness

5. This Plan shall become effective with respect to each class, (i) to the extent required by the Rule, after approval by a majority vote of: (a) the Trust's Board of Trustees; (b) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan, and/or (iii) upon execution of an exhibit adopting this Plan with respect to such class.


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                                    EXHIBIT A
                                     to the
                    Amended and Restated Multiple Class Plan
                                   STAR FUNDS

                                The Stellar Fund
                                Investment Shares
                                  Trust Shares

                         Star Treasury Money Market Fund
                                Investment Shares
                                  Trust Shares

         This Amended and Restated Multiple Class Plan is adopted by Star Funds with respect to the Classes of Shares of the portfolios of Star Funds as set forth above.

         Witness the due execution hereof this 1st day of December, 1996.

                                            Star Funds



                                            By:  /s/ William H. Zimmer, III
                                            Title:  Trustee
                                            Date:  December 1, 1996